Exhibit 99.8

Transcom WorldWide AB (publ)

Organization number: 556880-1277

Second Quarter 2014 Results

Transcom WorldWide AB (publ)

Organization number: 556880-1277

KEY FIGURES TEUR	2014 Q2	2013 Q2	2014 Jan-Jun	2013 Jan-Jun	2013 Jan-Dec
Revenue	5,721	1,331	10,501	1,331	17,920
Profit/loss before tax	400	-95	-1,472	-115	372
Total assets	29,406	1,756	29,406	1,756	20,844
Equity/asset ratio	-3.9%	-3.4%	-3.9%	-3.4%	1.7%
Depreciation	2	0	4	0	2
Average number of employees	18	0	18	0	14

EVENTS DURING JANUARY – JUNE 2014

During 2014, Transcom WorldWide AB acquired a subsidiary in Serbia.

The decision was made to investigate the possibility to merge Transcom Worldwide AB with the Parent Company, Transcom Worldwide S.A. Luxembourg, whereby Transcom Worldwide AB will become the new Parent Company of the Transcom Group. As a result of the merger, Transcom Worldwide AB will be a listed company with only one type of shares. The aim is also to implement a reverse 50:1 split after the merger.

During the interim period, Transcom Worldwide AB continued conducting intra-Group operations as well as communication services to an external customer. The average number of employees increased to 18. Last year per June 2013, the Company had not yet taken over Group functions from the parent company in Luxembourg, which explains the year-on-year deviations in the income statement.

The company is a wholly owned subsidiary of Transcom Worldwide S.A. Luxembourg.

Transcom WorldWide AB (publ)

Organization number: 556880-1277

INTERIM CONDENSED CONSOLIDATED INCOME STATEMENT

TEUR	Notes	2014 Q2	2013 Q2	2014 Jan-Jun	2014 Jan-Jun	2013 Jan-Dec

Revenue		5,721	1,331	10,501	1,331	17,920
Cost of sales		-2,258	-1,331	-4,494	-1,331	-5,665

Gross profit		3,463	—	6,007	—	12,255

Administrative expenses	1	-2,936	-91	-7,152	-112	-11,948
Other operating income/expenses		-127	—	-327	—	65

Operating profit/loss		400	-91	-1,472	-112	372

Finance net		0	-4	-0	-3	0

Profit/loss before tax		400	-95	-1,472	-115	372

Income tax expense		-25	—	-26	—	-73

Profit/loss for the period		375	-95	-1,498	-115	299

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Profit/loss for the period	375	-95	-1,498	-115	299
Exchange differences on translation of foreign operations	0	1	1	0	0

Total comprehensive income for the period, net of tax	375	-94	-1,497	-115	299

Transcom WorldWide AB (publ)

Organization number: 556880-1277

INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

TEUR	Notes	Jun 30, 2014	Dec 31, 2013
Assets
Non-current assets
Tangible assets		190	13
Other receivables		40	—

		230	13
Current assets
Trade receivables		618	777
Trade receivables from Transcom Group companies		28,360	20,041
Income tax receivables		73	0
Other receivables		13	0
Prepaid expenses and accrued income		96	13
Cash and cash equivalents		17	0

		29,176	20,831

Total assets	5	29,406	20,844

Equity and liabilities
Equity attributable to equity holders of the parent
Share capital		55	55
Foreign translation reserve		1	—
Retained earnings including net profit for the year		-1,199	299

Total equity		-1,143	354

Current liabilities
Trade payables		363	208
Trade payables to Transcom Group companies		27,989	19,369
Income tax payables		73	26
Other liabilities		328	609
Accrued expenses and prepaid income		1,796	278

		30,549	20,490

Total liabilities	5	30,549	20,490

Total equity and liabilities		29,406	20,844

Transcom WorldWide AB (publ)

Organization number: 556880-1277

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Equity attributable to equity holders of the parent
TEUR	Share capital	Foreign translation reserve	Retained earnings	Total

Balance as at January 1, 2014	55	—	299	354
Comprehensive income for the year, net of tax		1	-1,498	-1,497

Total comprehensive income for the year, net of tax	0	1	-1,498	-1,497

Balance as at June 30, 2014	55	1	-1,199	-1,143

Balance as at January 1, 2013	55	—	0	55
Comprehensive income for the year, net of tax			-115	-115

Total comprehensive income for the year, net of tax	0	0	-115	-115

Balance as at June 30, 2013	55	—	-115	-60

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

TEUR	2014 Jan-Jun	2013 Jan-Jun
Cash flows from operating activities
Profit/loss before tax	-1,472	-115
Adjustments for non cash items:
Depreciation	4	0
Income taxes paid	-52	-7

Cash flows from operating activities before changes in working capital	-1,520	-122
Changes in working capital:
Change in operating receivables	-8,295	-1,749
Change in operating liabilities	10,013	1,815

Changes in working capital	1,718	66

Net cash flow from operating activities	198	-56

Cash flows from investing activities
Investments in property, plant and equipment	-181	0

Net cash flow from investing activities	-181	0

Net cash flow from financing activities	0	0

Net cash flow for the year	17	-56

Cash and cash equivalents at beginning of the year	0	56
Net cash flow for the year	17	-56
Exchange rate differences in cash and cash equivalents	0	0

Cash and cash equivalents at end of the year	17	0

Transcom WorldWide AB (publ)

Organization number: 556880-1277

TRANSCOM (PARENT COMPANY) - INTERIM CONDENSED INCOME STATEMENT

TEUR	Notes	2014 Jan-Jun	2013 Jan-Jun
Revenue		10,501	1,331
Cost of sales		-4,474	-1,331

Gross profit		6,027	—

Administrative expenses	1	-7,056	-112
Other operating income/expenses		-327	—

Operating profit/loss		-1,356	-112

Finance net		0	-3

Profit/loss before tax		-1,356	-115

Income tax expense		-26	—

Profit/loss for the period		-1,382	-115

STATEMENT OF COMPREHENSIVE INCOME
Profit/loss for the period		-1,382	-115

Total comprehensive income for the period, net of tax		-1,382	-115

Transcom WorldWide AB (publ)

Organization number: 556880-1277

TRANSCOM (PARENT COMPANY) - INTERIM CONDENSED BALANCE SHEET

TEUR	Jun 30, 2014	Dec 31, 2013
Assets
Non-current assets
Tangible assets	85	13
Shares in affiliated undertakings	49	—

	134	13
Current assets
Trade receivables	618	777
Trade receivables from Transcom Group companies	28,360	20,041
Income tax receivables	73	0
Other receivables	13	0
Prepaid expenses and accrued income	96	13
Cash and cash equivalents	—	0

	29,160	20,831

Total assets	29,294	20,844

Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	55	55
Retained earnings including net profit for the year	-1,083	299

Total equity	-1,028	354

Current liabilities
Trade payables	159	208
Trade payables to Transcom Group companies	27,989	19,369
Income tax payables	73	26
Other liabilities	328	609
Accrued expenses and prepaid income	1,773	278

	30,322	20,490

Total liabilities	30,322	20,490

Total equity and liabilities	29,294	20,844

Transcom WorldWide AB (publ)

Organization number: 556880-1277

TRANSCOM (PARENT COMPANY) - INTERIM STATEMENT OF CHANGES OF EQUITY

	Equity attributable to equity holders of the parent
TEUR	Share capital	Retained earnings	Total

Balance as at January 1, 2014	55	299	354
Comprehensive income for the year, net of tax		-1,382	-1,382

Total comprehensive income for the year, net of tax	0	-1,382	-1,382

Balance as at June 30, 2014	55	-1,083	-1,028

Balance as at January 1, 2013	55	0	55
Comprehensive income for the year, net of tax		-115	-115

Total comprehensive income for the year, net of tax	0	-115	-115

Balance as at June 30, 2013	55	-115	-60

Transcom WorldWide AB (publ)

Organization number: 556880-1277

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

1.	GENERAL

Transcom WorldWide AB is a wholly owned subsidiary of Transcom Worldwide S.A. Luxembourg. Transcom WorldWide AB (the “parent entity”) and its subsidiary (the “Group”) conducts intra-Group operations for Transcom Worldwide SA and its subsidiaries (the “Transcom Group”), and coordinates and administers all related invoicing for the Group-wide administrative services rendered between the companies in the Transcom Group. In addition, the Group provides communication services to external parties. During 2014, the company acquired a subsidiary in Serbia. Hence this report includes condensed consolidated financial statement for the parent company and its subsidiary. The effect on the financial statements of the acquisition is insignificant. Comparative figures for the Group include the parent company financials, only.

During 2014, the decision was made to investigate the possibility to merge Transcom Worldwide AB with the Parent Company, Transcom Worldwide S.A. Luxembourg, whereby Transcom Worldwide AB will become the new Parent Company of the Transcom Group. As a result of the merger, Transcom Worldwide AB will be a listed company with only one type of shares. The aim is also to implement a reverse 50:1 split after the merger. Merger costs have been recorded as Administrative expenses of €1,100 thousand per June 30, 2014.

The interim condensed consolidated financial statements for the six months ended 30 June 2014 were authorized for issue by the Board of Directors on July 21, 2014.

2.	ACCOUNTING POLICIES

The report is prepared in accordance with Annual Accounts Act and IAS 34 Interim Financial Reporting for the Group and in accordance with Chapter 9 of the Annual Accounts Act for the Parent Company. This report complies with the accounting principles set out in the parent’s annual financial statements as at December 31, 2013. The interim condensed financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with those financial statements.

The financial statements have been prepared under the historical cost basis. The financial statements are presented in Euros which is the Group’s reporting currency, rounded in thousands of Euros. Interim accounts pertain to January 1– June 30 for income statement items and June 30 for balance sheet items.

GROUP

The accounting policies used in the preparation of the consolidated financial statements are aligning with those used for the parent’s financial statements for the year ended December 31, 2013.

No segmental reporting is prepared since the Group only has one segment which is the same as the Group’s consolidated financial statements.

There are no IFRSs or IFRIC interpretations that are effective for the first time for the financial year beginning January 1, 2014 that have a material impact on the Group.

The following apply for the consolidation:

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. The Group also assesses existence of control where it does not have more than 50% of the voting power but is able to govern the financial and operating policies by virtue of de-facto control. Defacto control may arise in circumstances where the size of the Group’s voting rights relative to the size and dispersion of holdings of other shareholders give the Group the power to govern the financial and operating policies, etc. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or

Transcom WorldWide AB (publ)

Organization number: 556880-1277

liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets. If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date through profit or loss. Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognized in accordance with IAS 39 either in the income statement or as a change to other comprehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity. In acquisitions where the net value of acquired assets and assumed liabilities and contingent liabilities, the difference is reported as goodwill. When the difference is negative, it is recognized in the Income statement. Intra-Group receivables and liabilities, revenue and expenses, and unrealized gains and losses that arise from transactions between Group companies are eliminated in the consolidated accounts from the acquisition date until control ceases. The financial reports of subsidiaries are included in the consolidated accounts from the acquisition date until control ceases. When the Group ceases to have control any retained interest in the entity is re-measured to its fair value at the date when control is cost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

PARENT COMPANY

With effect from 2013 the parent company applies the Swedish Annual accounts Act and RFR 2 Accounting for Legal Entities, which means that the Company applies IFRS as allowed by RFR 2. The accounting principles and calculation methods applied in this report for the parent company financials are the same as those described in the financial statements as at December 31, 2013.

3.	RISK MANAGEMENT

The Group’s activities expose it to a variety of business and financial risks, market risk (including currency risk and interest rate risk), credit risk and liquidity risk. The Group’s risk management and control framework is designed to support the identification, assessment, monitoring, management and control of risks that are significant to the achievement of the Group’s business objectives. The interim condensed consolidated financial statements do not include financial risk management information and disclosures required in the annual financial statements, and should be read in conjunction with the annual financial statements as at December 31, 2013. There have been no changes in the Transcom Group’s risk management policy and procedures since year end or in any risk management policies.

4.	RELATED PARTY TRANSACTIONS

Investment AB Kinnevik, Tele2 AB and Modern Times Group MTG AB are significant shareholders of the Group as well as Tele2 group and MTG group. Accordingly, these companies have been regarded as related parties. The Group’s receivables from and liabilities to Tele2 group companies per June 30, 2014 amounted to €265 thousand and €17,907 thousand respectively.

5.	FINANCIAL INSTRUMENTS

Set out below is a comparison of the carrying amounts and fair values of financial instruments:

	June 30, 2014 Carrying amount	June 30, 2014 Fair value	Dec 31, 2013 Carrying amount	Dec 31, 2013 Fair Value
Total non-current assets	40	40	0	0
Total current assets	29,061	29,061	20,818	20,818

Total financial assets	29,101	29,101	20,818	20,818

Total non-current liabilities	0	0	0	0
Total current liabilities	30,300	30,300	19,912	19,912

Total financial liabilities	30,300	30,300	19,912	19,912

Transcom WorldWide AB (publ)

Organization number: 556880-1277

6.	EVENTS AFTER THE REPORTING PERIOD

Equity in the parent company amounts to €-1,028 thousand per June 30, 2014. A capital increase, shareholders contribution, will be received from the parent company Transcom WorldWide S.A. after the interim period.

This interim report has not been subject to review by the Company’s auditor.

Stockholm July 21, 2014

Johan Eriksson

CEO

ABOUT TRANSCOM GROUP

Transcom is a global customer experience specialist, providing customer care, sales, technical support and credit management services through our extensive network of contact centers and work-at-home agents. We are 29,000 customer experience specialists at 57 contact centers across 24 countries, delivering services in 33 languages to over 400 international brands in various industry verticals. Transcom WorldWide S.A. Class A and Class B shares are listed on the NASDAQ OMX Stockholm Exchange under the symbols TWW SDB A and TWW SDB B.